EXHIBIT 5.3
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                                [GRAPHIC OMITTED]
                [LETTERHEAD - BLACKWELL SANDERS PEPER MARTIN LLP]
                 720 OLIVE STREET SUITE 2400 ST. LOUIS, MO 63101
                     TEL: (314) 345-6000 FAX: (314) 345-6060
                        WEBSITE: www.blackwellsanders.com


                                                July 16, 2002


Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, Maryland 21236

        RE: Truck & Trailer Sales, Inc.: Guarantee of Certain Financing Obligations


Ladies and Gentlemen:

         We have acted as special Missouri counsel to Truck & Trailer Sales, Inc., a Missouri corporation (the "COMPANY"), in connection with Company's guarantee of Williams Scotsman, Inc.'s (the "ISSUER") 9-7/8% Senior Notes due 2007, in the aggregate principal amount of $150,000,000 (the "EXCHANGE NOTES"). This opinion is rendered to the Issuer in connection with the Registration Statement on Form S-4 (File No. 333-86482) filed by the Issuer and the subsidiaries of the Issuer named therein as guarantors with the Securities and Exchange Commission (the "COMMISSION") on April 18, 2002 (the "REGISTRATION STATEMENT"), Amendment No. 1 thereto filed with the Commission on June 10, 2002 ("AMENDMENT NO. 1") and Amendment No. 2 thereto filed with the Commission on July 16, 2002 ("AMENDMENT NO. 2") (the Registration Statement, Amendment No. 1 and Amendment No. 2 being referred to collectively as the "REGISTRATION STATEMENT AS AMENDED") under the Securities Act of 1933, as amended (the "Act").

         We understand that the Exchange Notes are to be offered in exchange for the Issuer's outstanding 9-7/8% Senior Notes due 2007, in the aggregate principal amount of $150,000,000, which were issued and sold by the Issuer on February 20, 2002, in an offering that we have been advised was exempt from registration under the Act. We further understand that the Exchange Notes will be issued by the Issuer in accordance with the terms of Indenture, dated as of May 15, 1997, as supplemented by a First Supplemental Indenture, dated as of September 1, 1998, a Second Supplemental Indenture, dated as of February 4, 1999, a Third Supplemental Indenture, dated as of June 29, 2001 (pursuant to which the Company became a guarantor), and a Fourth Supplemental Indenture, dated as of March 26, 2002 (as so supplemented, the "INDENTURE"), among the Issuer, Willscot Equipment, LLC, the Company and the other subsidiaries named therein as guarantors and The Bank of New York, as trustee.

         SECTION 1. The documents we have examined for purposes of this opinion are the following:

         1.1      The Registration Statement as Amended (including exhibits);

         1.2 The Indenture, which includes as an exhibit the form of Exchange Note, (the version of the Exchange Note to be executed has not been provided for review);

         1.3      The Registration Rights Agreement;

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Williams Scotsman, Inc.
July 16, 2002
Page 2


         1.4 The Articles of Incorporation and Amendment of Articles of Incorporation of the Company certified by the Missouri Secretary of State as of April 18, 2001, and certified to us by an officer of the Company as being complete and in full force and effect on and as of the date of this opinion (the "ARTICLES");

         1.5 The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect on and as of the date of this opinion (the "BYLAWS") (the Articles and the Bylaws collectively, the "GOVERNING DOCUMENTS");

         1.6 A Certificate of an officer of the Company dated as of July 16, 2002 (the "OFFICER'S CERTIFICATE");

         1.7 Records certified to us by an officer of the Company as constituting all records of proceedings and actions of the board of directors and sole shareholder of the Company relating to the transactions contemplated by the Transaction Documents (as defined below); and

         1.8 A Certificate of Corporate Good Standing relating to the Company issued by the Missouri Secretary of State, dated July 12, 2002.

         The documents described above as 1.1, 1.2, and 1.3 are collectively referred to in this opinion as the "TRANSACTION DOCUMENTS".

         In rendering the following opinions, as to factual matters that affect our opinions, we have, with your approval, relied on (and assumed the accuracy of) certificates, statements and other representations of officers of the Company, including, without limitation, the Officer's Certificate, and we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all records, documents and instruments submitted to us as copies.

         Our opinion expressed in Paragraph 3.1 of Section 3 as to the valid existence and good standing of the Company is based solely upon the Certificate of Corporate Good Standing identified as item 1.8 above.

         SECTION 2. Based upon the foregoing and in reliance thereon and subject to the assumptions, limitations and qualifications set forth in this opinion, we are of the opinion that to our knowledge:

         2.1 The Company is a corporation incorporated and validly existing under the laws of the State of Missouri and is in "good standing" (as that phrase is used by the Missouri Secretary of State), and has all requisite corporate power and authority to own its property and conduct its business as described in its Articles.

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Williams Scotsman, Inc.
July 16, 2002
Page 3


         2.2 The Company has all requisite corporate power and corporate authority to execute, deliver and perform its obligations under each of the Transaction Documents.

         2.3 Each of the Transaction Documents to which the Company is a party and the performance of its obligations thereunder have been duly and validly authorized by all necessary corporate action on the part of the Company and each of the Transaction Documents has been duly executed and delivered on behalf of the Company.

         2.4 The guarantees to be endorsed on the Exchange Notes by the Company have been duly and validly authorized by all necessary corporate action on the part of the Company.

         2.5 The execution, delivery and performance by the Company of each of the Transaction Documents to which it is a party and the performance of its obligations thereunder do not and will not conflict with or constitute a violation of or result in a breach or default under (i) the Governing Documents; or (ii) any statute, judgment, decree, order, rule or regulation of the State of Missouri known to us to be applicable to the Company, except for any such conflict, breach, violation, default or event which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the conduct of the business of the Company. With respect to this paragraph 2.5 we do not express (and have not been requested to express) any opinion concerning (A) any securities or blue sky laws, rules and regulations of any state or foreign securities laws, rules or regulations, (B) fraudulent conveyance or transfer laws, corporate laws relating to impairment of capital or surplus, or similar laws, rules or regulations, (C) certificate of title, motor vehicle registration or similar laws, rules or regulations, or (D) antifraud or similar laws, rules or regulations relating to disclosure.

         SECTION 3. Our opinions are based on the assumptions (upon which we have relied with your consent) and subject to the qualifications and limitations, set forth in this letter, including the following:

         3.1 This opinion is limited to the federal laws of the United States of America and the laws of the State of Missouri, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

         3.2 We have assumed for purposes of this opinion that: (a) any certifications dated prior to the date of this opinion remain true as of the date hereof; (b) each certificate of a public official is accurate, complete and authentic and all official public records are accurate and complete; (c) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of Missouri, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in Missouri, and are in a format that makes the legal research reasonably feasible; and (d) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in Missouri has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

Williams Scotsman, Inc.
July 16, 2002
Page 4


         3.3      We note that the Constitution of the State of Missouri,
Article XI, Section 7, provides:

                           SECTION 7. CONSIDERATION FOR CORPORATE STOCK AND DEBTS -- FICTITIOUS ISSUES -- ANTECEDENT DEBTS -- INCREASES OF STOCK OR BONDS -- ISSUANCE OF PREFERRED STOCK. No corporation shall issue stock, or bonds or other obligations for the payment of money, except for money paid, labor done or property actually received; and all fictitious issues or increases of stock or indebtedness shall be void; provided, that no such issue or increase made for valid bona fide antecedent debts shall be deemed fictitious or void. The stock or bonded indebtedness of corporations shall not be increased nor shall preferred stock be issued, except according to general law.

         Section 351.160(1), Missouri Revised Statutes tracks the first sentence of Article XI, Section 7. A constitutional prohibition like Section 7 has been in the Missouri Constitution since 1875 although the clause, "or other obligations for the payment of money", was added at the time of a 1945 constitutional convention. We are not aware of any published decision in which the enforceability of a guarantee has been denied as violative of Article XI,
Section 7 of the Constitution of the State of Missouri. We also note that
Section 351.385(7), Missouri Revised Statutes, authorizes Missouri corporations to make certain guarantees, including specifically guarantees of the capital stock, bonds, other securities, evidences of indebtedness and other debts and obligations issued by any other corporation, indicating at least a legislative interpretation that the Constitution does not prohibit guarantees by corporations. Although, in the absence of any controlling authority on this issue in Missouri, we cannot give an unqualified opinion, we do not believe
Article XI, Section 7 of the Constitution or Section 351.160(1), Missouri Revised Statutes, was intended to prohibit corporations from making guarantees.

         3.4 With respect to our opinion that the identified Transaction Documents to which the Company is a party have been duly executed and delivered by the Company, we note that we were not present at the execution and delivery of the original documents and that we have based our opinion on examination of copies of such Transaction Documents. As to matters of fact, we have assumed all representations of the Company and the Other Parties in the Transaction Documents are true. When an opinion is stated to be "to our knowledge," or is qualified by the phrase "known to us," or other words of similar import appear, that knowledge is based upon our examination of the records, documents, instruments and certificates enumerated or described in Section 1 above and the actual contemporaneous knowledge of attorneys in this firm who are currently involved in legal representation of the Company in connection with the Transaction Documents; for this purpose "our" and "us" means only those attorneys within our firm who have done substantive work on this opinion who are Craig A. Adoor and John A. Sperino. We have not examined any records of any court, administrative tribunal or other similar entity in connection with our opinion.

Williams Scotsman, Inc.
July 16, 2002
Page 5


         3.5 We express no opinion with respect to the application or effect of the securities or environmental laws, regulations or codes of the State of Missouri or any other jurisdiction.

         3.6 This opinion is limited to the matters specifically stated in this letter, and no further opinion is to be implied or may be inferred beyond the opinions specifically stated herein. Unless otherwise stated herein, we have made no independent investigation regarding factual matters. This opinion is based solely on the state of the law as of the date of this opinion, and we specifically disclaim any obligation to monitor any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion which might affect any of the opinions stated herein.

         This opinion is rendered to you in connection with the Transaction Documents and is solely for your benefit and the benefit of Paul, Weiss, Rifkind, Wharton & Garrison. This opinion may not be relied upon by any other person, firm, corporation or other entity without our prior written consent.


                                        Yours very truly,

                                        /s/ Blackwell Sanders Peper Martin LLP
                                        --------------------------------------
                                        BLACKWELL SANDERS PEPER MARTIN LLP


CAA/JAS